ACME UNITED CORPORATION            NEWS RELEASE

CONTACT:Paul G. DriscollAcme United Corporation55 Walls Drive Fairfield, CT  06824

Phone: (203) 254-6060FAX: (203) 254-6521

FOR IMMEDIATE RELEASE   April 17, 2020

ACME UNITED REPORTS 14% SALES INCREASE AND 50% EPS INCREASE FOR FIRST QUARTER OF 2020

FAIRFIELD, CT – April 17, 2020 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended March 31, 2020 were $35.8 million compared to $31.4 million in the first quarter of 2019, an increase of 14%.

Acme United’s first quarter 2020 revenues included approximately $1.0 million from the sales of First Aid Central products.  The Company acquired the assets of Canadian-based First Aid Central, Inc. on January 7, 2020.

Net income was $1,277,000 or $0.36 per diluted share for the quarter ended March 31, 2020 compared to $807,000, or $0.24 per diluted share, for the comparable period last year, an increase of 58% in net income and 50% in diluted earnings per share.

Chairman and CEO Walter C. Johnsen said, “During the COVID-19 pandemic, all of Acme’s production and distribution facilities have remained open and we have shipped record levels of our first aid and safety supplies, including first aid kits, antiseptic wipes, medications and refills.  I am very proud of our worldwide teams who quickly executed with purpose in the current health crisis. They pulled together whether operating remotely or running our five manufacturing and warehouse locations in the U.S., two plants and warehouses in Canada, and our facility in Germany. Our colleagues in Asia worked tirelessly to meet production demands and schedules.  Each of our team members contributed to helping us successfully supply safety products to our global customers.”

Mr. Johnsen added, “I would like to recognize the hard work and dedication of the First Aid Central team in Laval, Canada.  They stepped up to an unforeseen crisis shortly after the acquisition and achieved record sales during the first quarter. We applaud them and look forward to continuing this promising start.”

Mr. Johnsen continued, “Among our highest priorities is the protection of the health and well-being of our employees.  In order to protect our employees and ensure continuity of operations, we have implemented a number of safety measures at our production and warehousing sites including health monitoring, use of protective gear including masks and gloves, staggering shifts, social distancing and regular deep cleaning.”

For the first quarter of 2020, net sales in the U.S. segment increased 11% compared to the same period in 2019. The sales growth was attributable to strong sales of first aid and safety products, primarily due to market share gains in the industrial and safety channels, as well as in the home improvement and ecommerce channels.  In addition, some growth came from surge demand for first aid and safety products related to COVID-19.

European net sales for the first quarter of 2020 increased 16% in U.S. dollars and 19% in local currency compared to the first quarter of 2019, mainly due to new customers in the office products channel, growth in the ecommerce channel, and continued growth of DMT sharpening products.

Net sales in Canada, excluding First Aid Central products, for the first quarter of 2020 were constant in U.S. dollars and increased 1% in local currency compared to the same period in 2019.

Gross margin was 37.8% in the first quarter of 2020 versus 37.6% in the comparable period last year.

The Company’s bank debt less cash on March 31, 2020 was $32.9 million compared to $41.2 million on March 31, 2019.  During the twelve-month period ended March 31, 2020, the Company paid approximately $2.1 million for the acquisition of the assets of First Aid Central, distributed $1.6 million in dividends on its common stock, repurchased $0.2 million in treasury stock and generated $14.0 million in free cash flow, including a $4.3 million reduction in inventory.

Mr. Johnsen concluded, "Acme United had an excellent first quarter.  We believe that we are in a strong position to move forward with a solid balance sheet and ample liquidity including $16.1 million in availability at March 31, 2020 under our $50 million line of credit with HSBC Bank, N.A.

“Nevertheless, we recognize that, like many other businesses, we may face significant challenges resulting from the COVID-19 pandemic including uncertainties around the duration and magnitude of the COVID-19 outbreak.  These include, for example, revenue uncertainty with retailers whose stores are closed or whose traffic has significantly declined.  The Company’s sales of first aid and safety products and on-line revenues may not be sufficient to offset potential declines in our office product lines or may also decline from recent high levels.  Accordingly, as a result of these uncertainties, we are not providing financial guidance for 2020 at this time."

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Friday, April 17, 2020, at 1:00 p.m. EDT. To listen or participate in a question and answer session, dial 866-288-0540. International callers may dial 323-994-2131. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®,  First Aid Central®,  PhysiciansCare®, Pac-Kit®,Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, and DMT®. For more information, visit www.acmeunited.com.

Forward Looking Statements

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including those arising as a result of the effects of the global COVID-19 outbreak and measures taken to limit its spread, including the on-going world-wide economic downturn and further actions that may be taken by governmental authorities or by businesses or individuals on their own initiative in response to the pandemic, any of which could adversely impact the Company’s ability to manufacture, source or distribute its products, both domestically and internationally, or reduce demand for its products..  These risks and uncertainties further include, without limitation, the following:  (i) changes in the Company’s plans, strategies, objectives, expectations and intentions,  which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; (vii) increases in the cost of borrowings resulting from rising interest rates; (viii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FIRST QUARTER REPORT 2020

(Unaudited)

	Quarter Ended	Quarter Ended
Amounts in 000's except per share data	March 31, 2020	March 31, 2019
Net sales	$35,775	$31,370
Cost of goods sold	22,244	19,568
Gross profit	13,531	11,802
Selling, general and administrative expenses	11,521	10,268
Operating income	2,010	1,534
Interest expense	322	510
Interest income	(8)	(9)
Net interest expense	314	501
Other expense (income), net	44	(2)
Income before income tax expense	1,652	1,035
Income tax expense	375	228
Net income	$1,277	$807

Shares outstanding - basic	3,349	3,351
Shares outstanding - diluted	3,519	3,392

Earnings per share - basic	$0.38	$0.24
Earnings per share - diluted	0.36	0.24

ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

FIRST QUARTER REPORT 2020

(Unaudited)

Amounts in $000's

	March 31, 2020	March 31, 2019
Assets
Current assets:
Cash and cash equivalents	$4,272	$3,798
Accounts receivable, net	27,413	25,228
Inventories	36,250	40,570
Prepaid expenses and other current assets	1,926	2,281
Total current assets	69,861	71,877

Plant, property and equipment, net	14,097	14,423
Operating lease right of use asset	2,711	2,674
Intangible assets, less accumulated amortization	15,478	16,736
Goodwill	5,886	4,696
Other assets	89	209
Total assets	$108,122	$110,615

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$5,186	$5,672
Operating lease liability - short term	1,003	1,030
Mortgage payable - short term	267	267
Other current liabilities	6,955	4,374
Total current liabilities	13,411	11,343

Long-term debt	33,853	41,340
Mortgage payable - long term	3,111	3,378
Operating lease liability - long term	1,765	1,650
Other non-current liabilities	157	36
Total liabilities	52,297	57,747
Total stockholders' equity	55,825	52,868
Total liabilities and stockholders' equity	$108,122	$110,615